Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Thursday, March 13, 2003	Mark W. Sheahan (612) 623-6656

GRACO COMPLETES STOCK PURCHASE FROM FOUNDING FAMILY

Minneapolis, MN (March 13) — Graco Inc. (NYSE: GGG) announced today that it has completed the previously announced acquisition of 2.2 million shares of Graco common stock from David A. Koch, Graco’s former Chairman and Chief Executive Officer who is retiring from the Graco Board of Directors on May 6, 2003, from his wife Barbara G. Koch, and from a family trust and family foundation. The shares acquired will be cancelled, and Graco will have approximately 45.4 million common shares remaining.

Graco Inc. supplies technology and expertise for the management of fluids in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com.

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